UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 6, 2005

TRANSPRO, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-13894 (Commission File Number)	34-1807383 (I.R.S. Employer Identification No.)

100 Gando Drive, New Haven, Connecticut 06513
(Address of principal executive offices, including zip code)

(203) 401-6450
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 2.05. COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES

On April 6, 2005, the authorized senior executive officers of Transpro, Inc. (the "Company") determined to commit the Company to closing its aluminum heater manufacturing facility in Buffalo, New York and relocating the production to its existing facility in Nuevo Laredo, Mexico. The Company is taking these actions in order to lower costs. The relocation and closing activities are expected to be completed by the end of the third quarter of 2005 and will result in the Company incurring approximately $900,000 to $1,200,000 of restructuring costs. Of these costs, between $250,000 and $375,000 will be associated with relocating inventory and equipment and vacating the Buffalo facility, between $150,000 and $225,000 will relate to the write down of unutilized fixed assets to net realizable value while between $500,000 and $600,000 of the total cost will be one-time personnel related termination expenses. All of the aforementioned costs, with the exception of the write down of unutilized fixed assets, will result in future cash expenditures. The Company anticipates that cost savings to be generated as a result of this action will be in excess of the restructuring costs on an annualized ongoing basis.

On April 8, 2005, the Company issued the press release attached hereto as Exhibit 99.1 with respect to the foregoing matters.

Item 9.01.    FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits — The following exhibit is furnished as part of this report:

99.1	Press Release dated April 8, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TRANSPRO, INC.

Date: April 8, 2005	By:	/s/ Richard A. Wisot
Richard A. Wisot Vice President, Treasurer, Secretary, and Chief Financial Officer